Exhibit 10.4
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
EOG RESOURCES, INC.
NONEMPLOYEE DIRECTOR STOCK-SETTLED STOCK APPRECIATION RIGHT AGREEMENT
GRANTEE: [NAME]
Congratulations! You have been granted a Stock Appreciation Right (“SAR Grant”) with respect to shares of $0.01 par value common stock of EOG Resources, Inc. (“Stock”) as follows:

Date of Grant	[GRANT DATE]
Total Number of SARs Granted	[# SHARES]
Grant Price per SAR	[GRANT PRICE]
This SAR Grant is governed by the terms and conditions of the EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (the “Plan”), which is hereby made a part of this Grant Agreement. A copy of the Plan is available upon request to the Human Resources Department of EOG Resources, Inc. (the “Company”). All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan.
The Company pursuant to the Plan, hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a SAR Grant that entitles you to receive, upon exercise hereof, the number of shares of Stock determined by multiplying the excess of the Fair Market Value of a share of Stock on the date of exercise over the Grant Price per share set forth above by the number of shares of Stock with respect to which the SAR Grant is exercised and dividing the resulting product by the Fair Market Value of a share of Stock on the date of exercise. This SAR Grant is exercisable in accordance with the vesting schedule and terms set forth below.
Assuming your continuous membership on the Board of the Company, this SAR Grant will become vested in 50% increments beginning one year from the Date of Grant and on the next anniversary of the Date of Grant and will be exercisable after vesting until canceled as noted in the paragraphs below. To the extent vested, this SAR Grant may be exercised in whole or in part until it terminates. To the extent that the exercise of this SAR Grant results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company or an Affiliate has a withholding obligation, the Company or Affiliate is authorized to withhold from the shares subject to this SAR Grant any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation.
You must exercise this SAR Grant through the Company’s designated broker, UBS Financial Services, Inc. (“UBS”) by accessing its website at [          ] or by calling [          ]. You will be notified if the designated broker is changed. If you have been notified that you must consult with a member of the Company’s Legal Department prior to engaging in Stock transactions, you must consult with the Legal Department prior to exercising this SAR Grant. As soon as administratively practicable following the exercise of this SAR Grant, the shares of Stock exercised under this SAR Grant (net of any applicable tax) will be deposited in a brokerage account established in your name at UBS.
This SAR Grant is not transferable by you other than pursuant to Section 4.3 of the Plan, and may be exercised only by you during your lifetime and while you remain a membership on the Board of the Company, except that to the extent not exercised:
(a) If your membership on the Board terminates voluntarily, this SAR Grant may be exercised at any time during the period of three months following such termination, or by your estate (or the person who acquires this SAR Grant by will or the laws of descent and distribution or otherwise by reason of death) during a period of one year following death if you die during such three-month period, but in each case only as to the number of shares of Stock you were entitled to purchase hereunder upon exercise of this SAR Grant as of the date your membership on the Board so terminates.
(b) If your membership on the Board terminates by reason of disability, this SAR Grant may be exercised in full by you (or your guardian or legal representative or your estate or the person who acquires this SAR Grant by will or the laws of descent and distribution or otherwise by reason of death) at any time during the period of one year following such termination. As used herein, “disability” shall mean the inability to perform the duties and services as a Director of the Company by reason of a medically determinable physical or mental impairment supported by medical evidence which in the opinion of the Board can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.
(c) If your membership on the Board terminates by reason of death, your estate, or the person who acquires this SAR Grant by will or the laws of descent and distribution or otherwise by reason of death, may exercise this SAR Grant in full at any time during the period of one year following death.
(d) If your membership on the Board terminates upon a Change in Control of the Company, the unvested portion of this SAR Grant shall become 100% vested as described in Article XIII of the Plan.
If your membership on the Board terminates for any reason other than as described (a), (b), (c) or (d) above, unless you are removed for cause, this SAR Grant may be exercised in full at any time during the period of three months following such termination, or by your estate (or the person who acquires this SAR Grant by will or the laws of descent and distribution or otherwise by reason of death) during a period of one year following death if you die during such three-month period. For purposes of this Agreement, “cause” shall mean gross negligence or willful misconduct in performance of your duties as a Director, or final conviction of a felony or of a misdemeanor involving moral turpitude.
Notwithstanding any other provision in this Agreement, in no event may any of this SAR Grant be exercised after the seventh anniversary of the Date of Grant.